EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 28, 2005 relating to the consolidated financial statements, which appears in RITA Medical Systems, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2004, and our report dated April 29, 2005 relating to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in RITA Medical Systems, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2004. We also consent to the reference to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Jose, California
August 31, 2005